Section 2: EX-10.1 (ANNUAL INCENTIVE BONUS PLAN)

FIRST BUSINESS FINANCIAL SERVICES

Annual Incentive Bonus Program

Performance Criteria

The following performance criteria will be used as measurements in the Annual Incentive Bonus Program. First Business Financial Services, Inc. (the “Company”), First Business Bank, First Business Bank Milwaukee, and First Business Bank Northeast will use the following three performance criteria:

•	Return on Assets

•	Top Line Revenue

•	Analyzed Service Charges (net of waives)

First Business Capital Corp. and First Business Factors will use the following three performance criteria:

•	Return on Assets

•	Top Line Revenue

•	Net Income

First Business Trust & Investments will use the following three criteria:

•	Top Line Revenue

•	Revenue from New Assets under Management from existing clients

•	Revenue from New Assets under Management from new clients

First Business Equipment Finance will use the following two criteria:

•	Top Line Revenue

•	Credit Quality

The performance criteria used by the Company and each subsidiary entity (“entity”) will be equally weighted in determining overall performance.

Targeted Base Salary Percentage

The targeted base salary percentage for bonus payment at three possible achievement levels (Threshold, Target and Superior) for each employment level within the Company shall be determined by the Company Board, acting upon the recommendation of the Compensation Committee. If targeted percentages for any employment level shall be based on a range, then the percentage for each participating individual within such level shall be determined by the Compensation Committee or management, as appropriate. The targeted base salary percentages for each participating individual shall be promptly communicated to such individual.

Mix of the Payout

	Company	Entity
Company Employees	100%	n/a
Entity Employees	25%	75%

Safeguard

The company must meet one-half of the ROA threshold level before any bonus payment can be made.

Clawback

The Company will recover any excess bonus paid to any current or former executive officer if payment is based upon materially inaccurate financial statements.

Eligibility

Employees must work a minimum of 30 hours per week to qualify for the bonus program.

Employees must be hired by October 1 of any year the plan is in effect to be eligible for the Bonus Program. All employees must be employed on the date of payout to receive their bonus.

If an employee is promoted before October 1 of any year the plan is in effect, then that employee will be eligible for the bonus percentage that is commensurate with their new position for that year.

If an employee transfers between entities or between the Company and an entity on or after July 1 of any year the plan is in effect, then that employee’s bonus will be calculated based on the performance of the entity or the Company that they were employed in prior to the transfer.

The entity President and the Company CEO may approve redistribution of bonus dollars to eligible participants within the entity or the Company as circumstances and individual performance warrant. Section 16 Officers are not eligible for any redistributed bonus dollars under this provision, however, bonus dollars may be adjusted downward as individual performance warrants.

Approved: January 2014